September 22, 1995



     Edison Brothers Stores, Inc.
     501 North Broadway
     St. Louis, Missouri  63102

          Attn:Chief Financial Officer


     Gentlemen:

          Reference is made to those certain separate Note Agreements, each dated as of March 1, 1993, as amended by that certain Amendment Agreement dated as of January 15, 1994, that certain Amendment Agreement dated as of February 1, 1994 and that certain Amendment Agreement dated as of April 1, 1995 (collectively, the "Note Agreement"), between Edison Brothers Stores, Inc., a Delaware corporation (the "Company"), and the Purchasers named in
     Schedule 1 attached thereto, under which $45,000,000 aggregate principal amount of 7.09% Series A Senior Notes due March 1, 2000, $60,000,000 aggregate principal amount of 7.52% Series B Senior Notes due March 1, 2003 and $45,000,000 aggregate principal amount of 8.04% Series C Senior Notes due March 1, 2008 of the Company (collectively, the "Notes") were originally issued. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement.

                                     INTRODUCTION

          The undersigned (the "Noteholders") are the holders of all of the issued and outstanding Notes. The Company has informed the Noteholders that the following Events of Default presently exist:

               (a)an Event of Default as described on Schedule 2 attached hereto and made a part hereof (the "Scheduled Events of Default"); and

               (b)an Event of Default pursuant to Section 6.1(f) of the Note Agreement, resulting from the failure of the Company to comply with the provisions of Section 5.9 of the Note Agreement, as a result of the Lien granted in favor of Mercantile, in its capacity as letter of credit provider (the "Section 5.9 Event of Default").

          The Company has also informed the Noteholders that it requires a new working capital borrowing facility of up to $75,000,000, and that it has received a commitment letter from the New Lender to provide the Company with such a facility. The New Working Capital Facility is prohibited by the present terms of the Note Agreement, and the Company is hereby requesting a waiver of certain provisions of the Note Agreement to allow the Company to enter into the New Working Capital Facility, the Mercantile Letter of Credit Facility, the Bank Override Agreement and the New Lender Intercreditor Agreement. To induce the New Lender to enter into the New Working Capital Facility, the Company is also requesting that, during the Forbearance Period, the Noteholders forbear from taking any action in respect of the Scheduled Events of Default and the Section 5.9 Event of Default and excuse compliance by the Company with Section 5.6 (Consolidated Net Worth) and Section 5.8 (Fixed Charge Coverage Ratio) of the Note Agreement.

          The Noteholders are willing to forbear and excuse such financial covenant compliance for the limited period provided for herein, but only upon full and complete satisfaction and fulfillment by the Company of the conditions and agreements set forth herein, and continued compliance by the Company with the covenants set forth herein and in the Note Agreement, in the manner hereinafter provided.

          Accordingly, in consideration of the terms and conditions contained herein, the Company and the Noteholders hereby agree as follows:

          I. FORBEARANCE. The Noteholders, upon the express conditions set forth in Section 3 hereof and subject to the continued compliance by the Company with the covenants and agreements contained in Section 4 hereof and in the Note Agreement (to the extent not otherwise waived or modified by this Agreement), agree as follows:

               1.to forbear from bringing any action, suit or other judicial proceeding against any Person in respect of the Scheduled Events of Default and the Section 5.9 Event of Default during the Forbearance Period, but otherwise reserve all rights at law and in equity as set forth in Section 8 of this Agreement;

               2.to excuse compliance with Section 5.6 (Consolidated Net Worth) and Section 5.8 (Fixed Charge Coverage Ratio) during the Forbearance Period; and

               3.to waive the provisions of Section 5.7 (Limitation on Funded Debt and Current Debt) and Section 5.9 (Liens) and any other Sections of the Note Agreement which would be violated by the Company's entering into and performing under the New Working Capital Facility, the Standby Letter of Credit Facility, the Bank Override Agreement and the New Lender Intercreditor Agreement, in each case, as in effect on the Effective Date, but only to the extent necessary to permit the entering into, and borrowing and performance under, the New Working Capital Facility, the Standby Letter of Credit Facility, the New Lender Intercreditor Agreement and the Bank Override Agreement.

          II. WARRANTIES AND REPRESENTATIONS. In order to induce the Noteholders to enter into this Agreement, the Company warrants and represents to each of the Noteholders that, as of the Effective Date:

               1.Scope and Extent of Debt. The Company has no Current Debt, Funded Debt or other Indebtedness, or any letter of credit reimbursement obligation to any Person other than Mercantile and Banca Nazionale del Lavoro S.p.A. ("BNL"), or any other contingent liability (other than guaranties of operating leases) in excess of $5,000,000, in each case other than as disclosed on Exhibit A hereto; no Subsidiary has any outstanding Indebtedness or any letter of credit reimbursement obligations to any person other than Mercantile; no Subsidiary has any other contingent liability (other than guaranties of operating leases) in excess of $5,000,000, in each case other than as disclosed on Exhibit A hereto;

               2.Certain Transfers.  Neither the Company nor any Subsidiary has:

               3.made any transfers of money or property on account of antecedent liabilities during the 90 days prior to the Effective Date other than (i) transfers in respect of Current Debt or Funded Debt disclosed on Exhibit B hereto, (ii) transfers made for goods and services received in the ordinary course of business whether in connection with letters of credit or otherwise, and (iii) transfers in the form of payments in respect of claims and normal and customary business expenses, in each case, made in the ordinary course of business; or

               4.except as set forth on Exhibit B attached hereto, made any "transfer" (as defined in the United States Bankruptcy Code, 11 U.S.C. section 101(54)) of property outside of the ordinary course of business to an insider (as defined in the United States Bankruptcy Code, 11 U.S.C. section 101(31)), within the one-year period immediately preceding the Effective Date;

               5.No Other Defaults. The Company is not aware of any Default or Event of Default other than the Scheduled Events of Default and the
          Section 5.9 Event of Default;

               6.No Other Payments. Except for (i) the increased interest rates and the forbearance fee provided for in this Agreement, (ii) the interest rate increases and forbearance fee being granted to the Banks and to BNL as specified in the agreements contemplated by Section 3(b) and Section 3(c) hereof, (iii) the increased negotiation fee being granted to the Commercial L/C Issuer as specified in the agreement contemplated by Section 3(c) hereof, and (iv) the Company's agreements with various Banks to pay the fees and expenses of legal counsel to such Banks until the Effective Date, and except as otherwise provided in this Agreement, the Company has made no payment, or given any other consideration, to any Noteholder, to any Bank or to BNL to induce this Agreement or the agreements contemplated by Sections 3(b) and 3(c) hereof;

               7.No Prohibited Action. The Company has not taken any action which would have been prohibited by subsections (b), (d), (f), (g), or
          (h) of Section 4 hereof had this Agreement been in effect at all times since July 29, 1995; and

               8.Minimum Availability. The Company and the Guarantors shall have sufficient finished goods inventory to permit the Company to borrow up to $75,000,000 under the New Working Capital Facility, subject to verification of the filing of Uniform Commercial Code UCC-1 financing statements, which have been executed and delivered by the Company to the New Lender for filing to perfect the grant of Liens to the New Lender under the New Lender Agreement.

               9.Additional Representations and Warranties. Each of the representations and warranties made by the Company in the agreements referred to in Section 3(b), Section 3(c) and Section 3(d) are true and correct in all material respects.

          III. CONDITIONS TO EFFECTIVENESS. The Noteholders' agreements set forth herein shall be subject to and conditioned upon the satisfaction of all of the conditions set forth below on or before September 22, 1995. The first date upon which all such conditions shall have been satisfied is herein referred to as the "Effective Date."

               1.Execution and Delivery of this Agreement. The Company and the holders of 100% in aggregate principal amount of the Notes shall have executed and delivered a counterpart of this Agreement.

               2.Execution and Delivery of Bank Agreements. The Committed Banks, the Uncommitted Banks and BNL shall have entered into an agreement substantially to the effect of this Agreement, such agreement shall be in form and substance satisfactory to the Noteholders in their discretion (such satisfaction shall be conclusively evidenced by the execution and delivery of this Agreement by each of the Noteholders), and such agreement shall be in full force and effect.

               3.Letters of Credit. Mercantile shall have entered into an agreement with the Company whereby such bank shall be committed to make available a $130,000,000 letter of credit facility during the Forbearance Period, such agreement shall be in form and substance satisfactory to the Noteholders in their discretion (such satisfaction shall be conclusively evidenced by the execution and delivery of this Agreement by each of the Noteholders and is subject to the reservation of rights set forth in Section 8 hereof), and such agreement shall be in full force and effect.

               4.New Working Capital Facility. The Company and the New Lender shall have entered into the New Working Capital Facility providing for advances of up to $75,000,000 (subject to borrowing base availability as determined in accordance with its provisions), such facility shall be in form and substance satisfactory to the Noteholders in their discretion (such satisfaction shall be conclusively evidenced by the execution and delivery of this Agreement by each of the Noteholders), and such facility shall be in full force and effect.

               5.Subsidiary Guaranties. The Noteholders shall have received from each Subsidiary of the Company listed on Exhibit C hereto a guaranty to the effect and substantially in the form attached hereto as Exhibit D. All guaranties issued by Subsidiaries of the Company to the Banks, the Commercial L/C Issuer and the New Lender shall be acceptable to the Noteholders in all respects, and, in the case of guaranties of letter of credit obligations under the Mercantile Letter of Credit Facility, Mercantile shall be obligated to exercise its remedies against any available collateral before looking to the guaranties. The Company shall have delivered to each Noteholder true and correct copies of all guaranties issued by any Subsidiary to the Banks, the Commercial L/C Issuer, the New Lender or any letter of credit issuer.

               6.Forbearance Fee. On the Effective Date, the Company shall have paid to the Noteholders a forbearance fee equal to one percent (1%) of the outstanding principal amount of the Notes. Payment of each Noteholder's share of such forbearance fee shall be made by wire transfer of immediately available funds to the account to which the Company is obligated to make payments of interest in respect of the Notes.

               7.September 1, 1995 Interest Payment. On or before the Effective Date, the Company shall have paid in full to the Noteholders the interest payment due on September 1, 1995 pursuant to the Notes and the Note Agreement, together with interest on such overdue installment of interest at the rate of interest specified as the default rate in the Note Agreement and the Notes applicable to each series of Notes, such interest on such overdue installment to accrue from September 1, 1995 to (but not including) the Effective Date.

               8.Advance Reserve Accounts for Counsel and Financial Advisor. On or before the Effective Date, the Company shall have funded advance reserves to be held by Price Waterhouse and Hebb & Gitlin as a reserve for payment of fees and expenses due in accordance with Section 4(p) and Section 4(q) hereof, respectively. The amount of such reserve for Hebb & Gitlin shall be $75,000 and the amount of such reserve for Price Waterhouse shall be $50,000.

               9.Intercreditor Agreements. The Noteholders, the Committed Banks, the Uncommitted Banks, the Commercial L/C Issuer and BNL shall have entered into an agreement providing for, inter alia, the sharing of principal payments and setoffs among such persons on a pro rata basis, and such agreement shall be in full force and effect. The Concentration Account Bank and the New Lender shall have entered into an agreement relating to the relationship of such setoff rights to the principal payment contemplated by Section 4(c) of this Agreement, and such agreement shall be in full force and effect.

               10.Legal Opinion. Each of the Noteholders shall have received written opinions of Weil, Gotshal & Manges, special counsel to the Company and the Subsidiaries, and Alan Sachs, General Counsel of the Company, each addressed to the Noteholders and in form and substance satisfactory to each such Noteholder and Hebb & Gitlin.

          IV. COVENANTS OF THE COMPANY. In order to induce the Noteholders to enter into this Agreement, the Company agrees that notwithstanding the terms of the Note Agreement and the Notes:

               1.Increased Rate and Frequency of Interest Payments. From and after the Effective Date, interest shall accrue and be payable on the outstanding principal amount of each of the Notes at a rate per annum equal to 9.75%; provided that if an Event of Default occurs, interest shall thereafter accrue on each of the Notes at a rate per annum equal to 11.75%. All accrued and unpaid interest in respect of the Notes shall be payable monthly in arrears on the first business day of each calendar month beginning after the Effective Date. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

               2.Payments of Principal Prohibited.

               3.The Company will not make, or cause or permit any of its Subsidiaries to make, any principal payment (whether scheduled, at maturity, by prepayment, by acceleration or otherwise) on or in respect of any of the Indebtedness of the Company and/or its Subsidiaries listed on Exhibit E attached hereto (the "Listed Indebtedness") unless, simultaneously with such payment, the Company shall make a principal payment to all holders of Listed Indebtedness and the percentage of each holder's Listed Indebtedness so paid shall be equal. The Company shall not agree to or suffer any commitment reduction in the Mercantile Letter of Credit Facility or the Standby Letter of Credit Facility (other than letters of credit which are released by the beneficiary thereof voluntarily) or grant any additional collateral (other than such collateral as is granted in the ordinary course of business each time a letter of credit is issued under the Mercantile Letter of Credit Facility or the Standby Letter of Credit Facility) for either of such facilities unless, in each case, simultaneously with such reduction or grant, the Company shall make a principal payment to each holder of Listed Indebtedness of a percentage of the Listed Indebtedness owed to such holder, which percentage shall be equal to the percentage reduction in such letter of credit facility commitment, or the percentage of the indebtedness outstanding under said commitment which is being so collateralized, as the case may be.

               4.During the Forbearance Period, the Company will not make, or cause or permit any of its Subsidiaries to make, any principal payment (whether scheduled, at maturity, by prepayment, by acceleration or otherwise) on or in respect of the City of Washington, Franklin County, Missouri Industrial Revenue Bonds, Series of 1977 and 1985.

               5.The Company will not make, or cause or permit any of its Subsidiaries to make, any payments to BNL in respect of any reimbursement obligations arising under the Standby Letter of Credit Facility unless, simultaneously with such payment, the Company shall make a principal payment to all holders of Listed Indebtedness and the percentage of each holder's Indebtedness so paid shall be equal to the percentage which the payment to BNL bears to $7,948,491.

               6.Required Payments of Principal. No later than December 29, 1995 the Company shall pay to the Noteholders $10,305,906 in the aggregate in respect of the principal amount of the Notes, as their pro rata share of an aggregate payment of $25,000,000 in respect of the obligations owing to the Noteholders, the Committed Banks, the Uncommitted Banks and BNL.

               7.Dividends. It will not declare, pay or make any dividends or other distributions (whether in cash, other Property or stock) on or in respect of any of its capital stock.

               8.Debt; Loans. Neither the Company nor any Subsidiary shall create, assume or incur any Indebtedness or any obligations (contingent or otherwise) in respect of any letter of credit, except for borrowings and other transactions under the New Working Capital Facility, the Standby Letter of Credit Facility and the Mercantile Letter of Credit Facility. The Company and the Subsidiaries may make
          (i) loans to the Company or to a Wholly-owned Subsidiary that is a Guarantor, provided that each such loan is made in the ordinary course of the business of the Company and its Subsidiaries consistent with their past practice, and (ii) loans (not exceeding $2,000,000 in the aggregate at any time outstanding) to Subsidiaries which are not Guarantors.

               9.Liens. Except for Liens securing the New Working Capital Facility, Liens of BNL in the Cash Collateral Account to the extent provided for in the Bank Override Agreement and the set-off rights of the Concentration Account Bank set forth in the Bank Override Agreement and the New Lender Intercreditor Agreement, it will not cause or permit any Lien to be placed upon any of its Property or the Property of any Subsidiary, other than Liens permitted by subsections
          (a) through (f) of Section 5.9 of the Note Agreement and renewals of such Liens permitted by Section 5.9(i) of the Note Agreement. Notwithstanding anything to the contrary contained in this Agreement, restrictions on Liens set forth in this Section 4(f) do not apply to the grant or perfecting of Liens securing the Mercantile Letter of Credit Facility during the Forbearance Period.

               10.Mergers, Etc. It will not, and will not permit any Subsidiary to, be a party to any merger or consolidation or sell, lease or otherwise transfer all or substantially all of its assets.

               11.Sales of Assets. Except for sales of goods in the ordinary course of business as previously conducted, the Company will not, and will not permit any Subsidiary to, sell, lease, or otherwise transfer any assets (by merger, consolidation, sale-leaseback or otherwise), or permit any Subsidiary to issue or transfer any shares of its stock or any other Securities exchangeable or convertible into its stock (such stock and other Securities being called "Subsidiary Stock" below), provided, however, that these restrictions do not apply to the sale of
          (i) the stock or assets of Edison Brothers Mall Entertainment, Inc., a Missouri corporation, (ii) the premises presently occupied by Bakers Shoe Store located at 131-33 South State Street, Chicago, Illinois 60603, (iii) the warehouse owned by the Company, located at 400 South 14th Street, St. Louis, Missouri, and (iv) the trademark "Sacha London" owned by the Company (collectively, the "Designated Assets"). Notwithstanding anything to the contrary in this Section 4(h), the Company will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any Designated Asset without the prior consent (the "Noteholder Consent") of the holders of at least 51% in principal amount of the Notes outstanding at such time if either the fair market value, the proposed purchase price or the book value of such Designated Asset exceeds $10,000,000 at the time of such proposed sale. For purposes of this Section, the Noteholder Consent will be deemed granted by the Noteholders, if the requisite amount of Noteholders do not object in writing within 10 business days of their receipt of a written Noteholder Consent request from the Company with respect to such asset sale describing, with reasonable specificity and supporting data, the value of such asset and the terms of the proposed disposition.


               12.Payments to Executives. During the Forbearance Period, the Company will not, nor will it permit any Subsidiary to, exceed, change or otherwise modify the Company's or any Subsidiary's policies with respect to severance arrangements and executive compensation arrangements with its officers and directors, as described in that certain letter dated September 20, 1995 from the Company's chief executive officer to certain representatives of the Banks and the Noteholders, a copy of which has been delivered to the Noteholders.

               13.Lease Termination Payments. From and after the Effective Date, neither the Company nor any Subsidiary will make lease termination payments which exceed $5,900,000 in the aggregate. Within this aggregate limitation, lease termination payments of no more than $4,000,000 in the aggregate for the Company and its Subsidiaries may be made during the period commencing on the Effective Date and ending on December 31, 1995. On or before October 31, 1995, the Company shall deliver to the Noteholders a good faith estimate of the number of store closings anticipated between the Effective Date and February 29, 1996, which estimate shall identify the stores proposed to be closed and the anticipated closing costs of each such store.

               14.Loans to Dave & Buster's. It will give the Noteholders prompt written notice of all additional loans, advances or other investments (whether in cash or property) made by the Company and its Subsidiaries in or to Dave & Buster's, Inc., a Missouri corporation, and/or its subsidiaries during the Forbearance Period; and the aggregate amount of all such loans, advances and investments made by the Company and its Subsidiaries during such period shall not exceed $2,200,000.

               15.Capital Expenditures. Capital expenditures made by the Company and its Subsidiaries during the Forbearance Period shall not exceed $11,500,000 in the aggregate.

               16.Business Plan. No later than October 31, 1995, the Company shall deliver to the Noteholders the Company's proposed business plan for fiscal year 1996, containing such minimum information as the Noteholders, the Banks and Price Waterhouse shall request by September 25, 1995.

               17.Financial Reporting.

               18.It shall (not later than the second business day of each week) deliver to Price Waterhouse and the Noteholders a cash flow statement and monitoring report for the previous week in form acceptable to the Noteholders. No later than 25 days after the end of each calendar month commencing with September 1995, the Company shall deliver to Price Waterhouse and the Noteholders a monthly and cumulative (beginning from September 1, 1995) financial statement and monitoring report in form acceptable to the Noteholders.

               19.It will deliver to Price Waterhouse and the Noteholders as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such fiscal quarter, the related consolidated statement of income for such fiscal quarter and for the portion of the Company's fiscal year ended at the end of such fiscal quarter and the related consolidated statement of cash flows for such fiscal quarter and for the portion of the Company's fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, conformance with GAAP and consistency by the chief financial officer of the Company.

               20.It will deliver to Price Waterhouse and the Noteholders as soon as available and in any event within twenty-five (25) days after the end of each fiscal month of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such fiscal month, the related consolidated statement of income for such fiscal month and for the portion of the Company's fiscal year ended at the end of such fiscal month and the related consolidated statement of cash flows for such fiscal month and for the portion of the Company's fiscal year ended at the end of such fiscal month, together with comparable store information by division for the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, conformance with GAAP and consistency by the chief financial officer of the Company.

               21.It will deliver to Price Waterhouse and the Noteholders no later than the second business day of each week a statement of the consolidated cash flows of the Company and its consolidated subsidiaries for the immediately preceding week.

               22.It shall deliver to Price Waterhouse and the Noteholders copies of each report, financial statement, proxy statement and certificate required to be delivered by the Company or any Subsidiary to the lender parties under the agreements referred to in Section 3(b), Section 3(c) and Section 3(d) of this Agreement within the time limits specified in such agreements other than routine collateral reports required to be delivered to the New Lender under the New Lender Agreement; provided, however, that upon the request of the Noteholders, the Company will promptly furnish such collateral reports to the Noteholders and Price Waterhouse.

               23.From time to time, with reasonable promptness, the Company shall provide each Noteholder with such further information regarding the business, affairs and financial position of the Company and each Subsidiary as any Noteholder may reasonably request.

               It is understood that the Company's fiscal year ends on the Saturday nearest in time to January 31, the first quarter of the Company's fiscal year ends on the 13th Saturday following the end of the fiscal year, the second quarter ends on the 13th Saturday following the end of the first quarter, the third quarter ends on the 13th Saturday following the end of the second quarter and the fourth quarter ends at the fiscal year end.

               24.Amendment of Other Agreements. It shall not agree to any amendment, modification or waiver of any provision of any agreement referred to in subsections (b), (c) or (d) of Section 3 of this Agreement, in each case as in effect as of the Effective Date, without the written consent of the holders of at least 51% in aggregate principal amount of the Notes. Without limiting the preceding sentence, the Company shall not, and shall not permit any of its Subsidiaries, to extend the term of the New Lender Agreement beyond the Forbearance Period.

               25.Financial Advisor.  It will pay on a monthly basis within ten
          (10) days after receipt of a bill for the same the reasonable fees and actual expenses of Price Waterhouse as the financial advisor to the Noteholders and the Banks in connection with the Note Agreement, and it will give Price Waterhouse reasonable access to designated officers (including, without limitation, the chief financial officers) of the Company and its Subsidiaries and to the books and records of the Company and its Subsidiaries.

               26.Counsel Fees. It will pay on a monthly basis (within ten (10) days after receipt of a bill for the same) the reasonable attorneys' fees and actual expenses of Hebb & Gitlin as attorneys for the Noteholders in connection with creditors rights matters concerning the Noteholders in respect of the Company and its creditors, including, without limitation, the evaluation of the Company's proposed business plan, any proposed amendments, waivers or extensions of the Company's obligations in respect of the Notes, the Note Agreement, the New Lender Agreement and any documents or instruments evidencing the Company's obligations to the Committed Banks, the Uncommitted Banks, the Commercial L/C Issuer or BNL.

               27.Consultations and Inspections. The Company acknowledges that the Noteholders have retained Price Waterhouse as their joint financial advisor with respect to the restructuring of the Company's obligations (including, without limitation, the transactions contemplated by this Agreement and any other document executed in connection herewith). The Company will permit, and will cause each Subsidiary to permit, at the Company's expense, any Noteholder or Price Waterhouse and any person appointed by any Noteholder and Price Waterhouse to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers of the Company and each of its Subsidiaries, and to visit and inspect its properties and examine its books and records all at such reasonable times and as often as may from time to time be reasonably requested.

               28.No Additional Stores. It will not permit to exist on any date any net increase in the total number of stores operated by the Company and its Subsidiaries from the number of such stores operated on the Effective Date.

               29.Letters of Credit Under New Lender Agreement. Neither the Company nor any Subsidiary will at any time request or permit to be issued any letter of credit under the New Working Capital Facility unless the Company has fully utilized all of its existing availability for issuances of commercial letters of credit under the Mercantile Letter of Credit Facility; provided, however, that, notwithstanding the forgoing, if the Company in good faith requires an issuance of a commercial letter of credit of a type not issuable under the Mercantile Letter of Credit Facility, the Company may request such letter of credit to be issued under the New Working Capital Facility.

               30.Weekly Compliance Certificate; Incumbency Certificates, Resolutions, etc.

               31.Through the Termination Date, on the first Business Day of each week, the Company shall deliver to each of the Noteholders a certificate executed by the Chief Executive Officer, the Chief Financial Officer or the General Counsel of the Company in the form attached hereto and made a part hereof as Exhibit F,
               (A) stating whether there exists on the date of such certificate any Default or any Event of Default (including any additional Event of Default as specified in Section 5 of this Agreement) and if any such Default or Event of Default then exists, setting forth the details thereof and the action the Company is taking or proposes to take with respect thereto, and (B) certifying that all of the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on or as of the date of such certificate as if made on the date of such certificate.

               32.No later than eight (8) Business Days after the Effective Date the Company shall deliver to each of the Noteholders and their special counsel, Hebb & Gitlin: (A) incumbency certificates, executed by the Secretary or Assistant Secretary of each Subsidiary that is party to the Guaranty, which shall identify by name and title and bear the signature of the officers of such entity authorized to sign the Guaranty to which it is a party, upon which certificate the Noteholders will be entitled to rely;
               (B) copies certified by the Secretary or Assistant Secretary of each Subsidiary that is a party to the Guaranty of such Subsidiary's certificate or articles of incorporation and by-laws; and (C) certified copies of resolutions of each Subsidiary's Board of Directors and, where necessary, shareholders, authorizing or ratifying the execution, delivery and performance of the Guaranty.

               33.Restricted Subsidiaries; Prohibition on Redesignation. As of the Effective Date, each and every Subsidiary shall be deemed to be designated as a Restricted Subsidiary by the Company under the Note Agreement irrespective of any prior designation as an Unrestricted Subsidiary by the Company. The Company shall not designate any Subsidiary as an Unrestricted Subsidiary.

          V. ADDITIONAL EVENTS OF DEFAULT. In addition to the Events of Default specified in the Note Agreement, the occurrence of any of the following events shall constitute an immediate Event of Default under the Note Agreement, giving to the Noteholders the same rights as if such event had been expressly defined therein as an "Event of Default", including, without limitation, the immediate right to declare the entire principal amount of the Notes immediately due and payable:

               (a)any warranty or representation made by the Company in this Agreement or in any agreement referred to in Section 3(b) or Section 3(c) proves to have been false or misleading in any material respect;

               (b)the Company shall fail to observe or perform any agreement made by it in this Agreement, including, without limitation, payment of interest on or before the date due; or

               (c)the Company shall fail to observe or perform any agreement binding on it contained in any agreement referred to in Section 3(b) or Section 3(c) hereof whether or not performance thereof shall have been waived or any of such agreements shall terminate; or the New Lender shall accelerate payment of obligations due under, or terminate or cease funding under, the New Working Capital Facility.

          VI. DEFINED TERMS. As used in this Agreement the following terms shall have the respective meanings set forth below or in the Section of this Agreement set opposite such term below. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement.

          "BNL" -- Section 2(a).

          "Bank" -- a Committed Bank and/or an Uncommitted Bank.

          "Bank Override Agreement" -- means that certain Override Agreement, dated as of the date hereof, by and among the Company, BNL and the Banks.

          "Cash Collateral Account" -- means deposit account number 0510-335401-00 maintained with BNL in the Company's name, but under the sole dominion and control of BNL.

          "Commercial L/C Issuer" -- means Mercantile, in its capacity as provider of letters of credit pursuant to the Mercantile Letter of Credit Facility.

          "Committed Banks" -- means, collectively, Mercantile Bank of St. Louis, National Association, The Boatmen's National Bank of St. Louis., Citibank, N.A., NBD Bank, N.A., The Bank of Nova Scotia, The First National Bank of Chicago and Bank of America National Trust and Savings Association.

          "Company" --  the introductory paragraph of this Agreement.

          "Concentration Account Bank" -- means The Boatmen's National Bank of St. Louis.

          "Designated Assets" --  Section 4(h).

          "Effective Date" -- the first sentence of Section 3 to this Agreement.

          "Forbearance Period" -- the period beginning on the Effective Date and ending on the Termination Date.

          "Guarantor" -- means a Guarantor under the Guaranty.

          "Guaranty" -- means that certain Guaranty dated the date hereof made by certain Subsidiaries of the Company, jointly and severally, in favor of the Noteholders.

          "Listed Indebtedness" -- Section 4(b).

          "Mercantile" -- Mercantile Bank of St. Louis National Association.

          "Mercantile Letter of Credit Facility" -- the letter of credit facility to be provided by Mercantile Bank of St. Louis, National Association pursuant to Section 3(c) of this Agreement.

          "New Lender" -- BankAmerica Business Credit, Inc., a Delaware corporation.

          "New Lender Agreement" -- means that certain Loan and Security Agreement dated as of the date hereof, by and among the Company, Edison Brothers Apparel Stores Inc. and Bankamerica Business Credit, Inc.

          "New Lender Intercreditor Agreement" -- means that certain New Lender Intercreditor Agreement, dated as of the date hereof, by and between the New Lender and the Concentration Account Bank, and as acknowledged and agreed to by the Company and certain of its Subsidiaries.

          "New Working Capital Facility" -- the secured working capital facility of up to $75,000,000 made available to the Company by the New Lender and approved by the Noteholders pursuant to Section 3(d) of this Agreement.

          "Note Agreement" -- the introductory paragraph of this Agreement.

          "Noteholder Consent" -- Section 4(h).

          "Noteholders" -- the introductory paragraph of this Agreement.

          "Notes" -- the introductory paragraph of this Agreement.

          "Price Waterhouse" -- Price Waterhouse, L.L.P.

          "Property" -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          "Scheduled Events of Default" -- the introductory paragraph of this Agreement.

          "Section 5.9 Event of Default" -- the introductory paragraph of this Agreement.

          "Standby Letter of Credit Facility" -- the standby letter of credit facility provided by BNL pursuant to the Continuing Standby Letter of Credit Agreement dated November 15, 1989, the Letter Agreement dated as of June 30, 1994 and the Application for Standby Letter of Credit dated December 19, 1994, each between BNL and the Company, pursuant to which four standby letters of credit were issued by the BNL in the aggregate stated amount of $7,948,491.

          "Termination Date" -- the earliest to occur of (i) the date the Company and the Noteholders execute and deliver a mutually agreeable amendment to the Note Agreement, and such amendment shall become effective,
     (ii) an Event of Default under the Note Agreement, as supplemented by this Agreement, and (iii) February 29, 1996.

          "Uncommitted Banks" -- Sumitomo Bank, The Bank of New York, Sanwa Bank, Fifth Third Bank, The Boatmen's National Bank of St. Louis, Citibank, N.A. and the Bank of Nova Scotia.

          VII. AMENDMENTS/WAIVERS. Any provision of this Agreement may be amended or waived with the written consent of the holders of at least 66 % in aggregate principal amount of the Notes; provided, however, that no amendment to the terms of Section 3(f), Section 3(g), Section 4(a), Section 4(b) or Section 4(c) hereof or this Section 7 shall be effective without the written consent of all of the Noteholders.

          VIII.NO OTHER WAIVERS OR AGREEMENTS; RESERVATION OF CERTAIN RIGHTS. Except as specifically set forth herein, (i) the Noteholders have not agreed to any waiver, modification or amendment of the Notes or the Note Agreement, or their rights in respect thereof, (ii) the Note Agreement and the Notes remain in full force and effect, (iii) upon the Termination Date, the provisions of Section 1 of this Agreement shall be of no further force or effect, without any requirement of further notice, or the running of grace periods or cure periods, and (iv) the Noteholders reserve all of their rights and remedies at law or in equity in respect of the Notes, the Note Agreement, the Company and any other Person, with respect to the continued existence of the Scheduled Events of Default, and the continued existence of, and any future acts which would constitute, a Section 5.9 Event of Default.

          IX. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the various parties in separate counterparts. Each manually signed counterpart shall be deemed an original, but all counterparts, together, shall constitute one and the same instrument.

          X. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

          XI. GENERAL INDEMNITY. In addition to the payment of expenses required by any other Section of this Agreement, whether or not the transactions contemplated hereby shall be consummated, the Company hereby agrees to indemnify, pay and hold each of the Noteholders and their officers, directors, employees, agents and affiliates (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, the Note Agreement, the Notes or any other agreement, document or instrument executed and delivered by the Company or any Subsidiary in connection herewith or therewith (collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 11 are continuing and shall survive the satisfaction and payment of the Notes and the termination of this Agreement.

          XII. RELEASE. In consideration of the agreements and understandings set forth herein, the Company, for itself and its officers, directors, shareholders, employees, agents, attorneys, successors and assigns, hereby releases each of the Noteholders and their respective officers, directors, shareholders, employees, agents, attorneys, successors and assigns, from and against any and all liability, claim, right or cause of action which now exists, or hereafter arises, whether known or unknown, arising from or in any way related to the Note Agreement and the Notes. By way of example and without limitation, the foregoing includes any claims in any way related to actions taken or not taken by any Noteholder under or relating to the Note Agreement and the Notes.

          XIII.ACKNOWLEDGMENTS. The Company irrevocably ratifies, affirms and acknowledges that (i) this Agreement, the Note Agreement and the Notes are the valid and binding obligations of the Company, enforceable in accordance with their respective terms and free from any offset, defense, recoupment or counterclaim, at law or in equity, of any kind or nature, except as limited by bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights generally, (ii) each of the Noteholders has fully performed all of its respective obligations and duties under previously existing agreements between the Company and the Noteholders,
     (iii) all actions taken by the Noteholders prior to the date of this Agreement have been reasonable and appropriate under the circumstances, and within the Noteholders' rights, and (iv) the outstanding aggregate principal amount of the Notes is $150,000,000.

          XIV. REVIVAL OF OBLIGATIONS. If all or any part of any payment on account of the Note Agreement, the Guaranty, this Agreement or any of the Notes shall be invalidated, set aside, declared or found to be void or voidable or required to be repaid to the issuer or to any trustee, custodian, receiver, conservator, master, liquidator or any other person pursuant to any bankruptcy law or pursuant to any common law or equitable cause then, to the extent of such invalidation, set aside, voidness, voidability or required repayment, such payment shall not be deemed to not have been paid, set aside, released or discharged and the obligations of the Company or any Guarantor in respect thereof shall be immediately and automatically revived without the necessity of any action by the issue or any of the Noteholders.

          XV.  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; BOND.

          (a) THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH ILLINOIS STATE COURT OR SUCH FEDERAL COURT SITTING IN THE STATE OF ILLINOIS AS ANY NOTEHOLDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE AGREEMENT, THE NOTES OR ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED BY THE COMPANY IN CONNECTION HEREWITH OR THEREWITH. THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE COMPANY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND THE COMPANY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY HEREBY EXPRESSLY WAIVES ALL RIGHTS WHICH IT MAY NOW OR HEREAFTER HAVE, BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES, TO ALLEGE THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY AUTHORIZES THE SERVICE OF PROCESS UPON THE COMPANY BY REGISTERED MAIL SENT TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 9.6 OF THE NOTE AGREEMENT. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY NOTEHOLDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF SUCH PERSON TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

          (b) EACH OF THE NOTEHOLDERS AND THE COMPANY ACKNOWLEDGES THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY NOTEHOLDER.

          XVI. CERTAIN RIGHTS OF SET-OFF. The parties hereto agree that any right of set-off in favor of the Noteholders is subject to the limitations contained in Section 6.2 of the Bank Override Agreement (such Section 6.2 being applied as if each Noteholder was a Bank as defined in the Bank Override Agreement).


     [Remainder of Page Intentionally Left Blank.  Next Page is Signature Page.]

          If the foregoing is acceptable to the Company, please execute a counterpart hereof in the space indicated and return it to the undersigned.

               Very truly yours,

               PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:


               By: _____________________________________

               Its:


               CONNECTICUT GENERAL LIFE INSURANCE COMPANY

               By CIGNA Investments, Inc.


               By: ________________________________

               Its:


               CONNECTICUT GENERAL LIFE INSURANCE COMPANY, on behalf of one or more separate accounts

               By CIGNA Investments, Inc.


               By: ________________________________

               Its:


               LIFE INSURANCE COMPANY OF NORTH AMERICA

               By CIGNA Investments, Inc.


               By: ________________________________

               Its:


               ALLSTATE LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:


               By: _____________________________________

               Its:



               FARMLAND LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:


               FINANCIAL HORIZONS LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:


               NATIONWIDE LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:


               WEST COAST LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:


               WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY


               By: _____________________________________

               Its:


               By: _____________________________________

               Its:


               GENERAL AMERICAN LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:

               ATWELL & CO., nominee for U.S. Trust Company of New York and custodian for Century Life of America


               By: _____________________________________

               Its:


               ATWELL & CO., nominee for U.S. Trust Company of New York and custodian for CUNA Mutual Insurance Society


               By: _____________________________________

               Its:


               NATIONAL LIFE INSURANCE COMPANY


               By: _____________________________________

               Its:


               PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA


               By: _____________________________________

               Its:


               PROVIDENT MUTUAL LIFE AND ANNUITY COMPANY OF AMERICA


               By: _____________________________________

               Its:


               PROVIDENT MUTUAL LIFE INSURANCE COMPANY - CALIC


               By: _____________________________________

               Its:


               MODERN WOODMEN OF AMERICA


               By: _____________________________________

               Its:


               GUARANTEE MUTUAL LIFE COMPANY


               By: _____________________________________

               Its:


               WOODMEN ACCIDENT AND LIFE COMPANY


               By: _____________________________________

               Its:


     AGREED AND ACCEPTED:

     EDISON BROTHERS STORES, INC.



     By: ______________________________________
          Name:
          Title:


SCHEDULE 1


                                  LIST OF PURCHASERS
     1.   Principal Mutual Life Insurance Company

     2.   Cigna Property and Casualty  Insurance Company and its nominee,  CIG &
          Co.

     3.   Connecticut General Life Insurance Company and its nominee, CIG & Co.

     4. Connecticut General Life Insurance Company, on behalf of one or more separate accounts, and its nominee, CIG & Co.

     5.   Life Insurance Company of North America and its nominee, ZANDE & Co.

     6.   Allstate Life Insurance Company

     7.   Farmland Life Insurance Company

     8.   Financial Horizons Life Insurance Company

     9.   Nationwide Life Insurance Company

     10.  West Coast Life Insurance Company

     11.  Woodmen of the World Life Insurance Society

     12.  General American Life Insurance Company and its nominee, GALICO

     13.  Century Life of America

     14.  CUNA Mutual Insurance Society and its nominee, Atwell & Company

     15.  National Life Insurance Company

     16.  Provident Mutual Life Insurance Company of Philadelphia

     17.  Provident Mutual Life and Annuity Company of America

     18.  Provident Mutual Life Insurance Company - CALIC

     19.  Modern Woodmen of America

     20.  Guarantee Mutual Life Company

     21.  Woodmen Accident and Life Company
